As filed with the Securities and Exchange Commission on April 3, 2018

Registration Statement No. 333-208233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement No. 333-208233

UNDER

THE SECURITIES ACT OF 1933

CSRA INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37494	47-4310550
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

c/o General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia

(703) 876-3000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

CSRA Inc. 2015 Omnibus Incentive Plan

CSRA Inc. 2015 Non-Employee Director Incentive Plan

CSRA Inc. 401(k) Plan

(Full title of the plans)

Gregory S. Gallopoulos, Esq.

Senior Vice President, General Counsel and Secretary

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

(703) 876-3000

(Name, address and telephone number of agent for service)

Copies to:

Joseph P. Gromacki, Esq.

Jenner & Block LLP

353 N. Clark Street

Chicago, Illinois 60654-3456

(312) 222-9350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by CSRA Inc., a Nevada corporation (the “Company”), removes from registration any and all shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) remaining unsold and any other securities issuable by the Company under the following Registration Statement on Form S-8 filed by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-208233), filed with the Commission on November 25, 2015, pertaining to the registration of 31,618,000 shares of Common Stock, relating to the CSRA Inc. 2015 Omnibus Incentive Plan, the CSRA Inc. 2015 Non-Employee Director Incentive Plan and the CSRA Inc. 401(k) Plan.

On February 9, 2018, the Company, General Dynamics Corporation, a Delaware corporation (“General Dynamics”), and Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of General Dynamics (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 dated as of March 20, 2018, the “Merger Agreement”), pursuant to which, among other things, Merger Sub has merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of General Dynamics. The Merger became effective on April 3, 2018 (the “Effective Time”) pursuant to the Articles of Merger filed with the Secretary of State of the State of Nevada.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by the Company or any of its direct or indirect wholly owned subsidiaries, (ii) shares of Common Stock owned by General Dynamics, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries and (iii) shares of Common stock in respect of stock options, stock appreciation rights and restricted stock units) was converted into the right to receive $41.25 per share of Common Stock in cash, without interest and less any applicable withholding of taxes. Immediately prior to the Effective Time, all stock options, stock appreciation rights and restricted stock units of the Company were converted into the right to receive a lump-sum cash payment (and, in the case of restricted stock units awarded to Company employees in 2018, a grant of restricted stock units subject to the shares of common stock of General Dynamics), all as further described in the Merger Agreement.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration any and all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 3, 2018.

CSRA INC.

By:	/s/ Gregory S. Gallopoulos
Name: Gregory S. Gallopoulos
Title: Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.